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                                                                 Exhibit 10.36



                              CONSULTING AGREEMENT


     This Consulting Agreement, effective February 1, 2003, between Jeffrey W. Yundt ("Consultant") and NiSource Corporate Services Company ("the Company"), provides as follows:

     1. Services. Beginning on February 1, 2003, the Company retains Consultant to provide certain services as an independent contractor, as requested by the Chairman or the Chief Operating Officer. Such services may include but are not limited to assistance with the review of strategic initiatives for the Company and assistance as requested in the preparation for and/or defense of any litigation in which the Company is involved.

     2. Compensation. As compensation for services, the Company will pay a retainer fee of $5000 per month to Consultant. If Consultant is required to provide services to the Company on more than five days in any month, he will receive an additional payment of $1000 per day for each day over five and under twelve in which he works for more than four hours on a Company assignment. If Consultant is required to provide services to the Company on more than twelve days in any month, he will receive an additional payment of $1500 per day for each day over twelve in which he works for more than four hours on a Company assignment.

     3. Expenses. The Company shall reimburse Consultant for reasonable travel, lodging and other expenses incurred in completing his assignments, provided such expenses have been authorized in writing by the Company.

     4. Other Conditions. Consultant is not obligated to work any particular time schedule and Consultant is free to perform services for others, provided, however, that such services do not interfere with Consultant's obligation to meet all reasonable deadlines with respect to the progress of the tasks assigned hereunder. Consultant shall have no authority over any employee or officer of the Company nor shall the Company be required in any manner to implement any plans or suggestions Consultant may provide.

     5. Term. This Consulting Agreement shall commence on February 1, 2003 and shall continue through December 31, 2003 and may be continued as agreed by the parties thereafter, provided, however, that this Consulting Agreement may be terminated at any time, with or without cause, by either party giving at least thirty days written notice to the other party or as otherwise set forth in Paragraphs 8 and 10 hereof. Consultant agrees that his obligation regarding confidential information in Paragraph 6 shall survive the termination of the Consulting Agreement.

     6. Confidentiality. Consultant agrees to hold all information obtained pursuant to this Consulting Agreement as confidential. Consultant agrees not to disclose such confidential information to any party other than the Company without the advance written consent of the Company except pursuant to subpoena or order of court.
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     7.  Independent Contractor. In all matters involved herein, Consultant shall at all times be an independent contractor and the parties hereto do not intend to enter into and are not entering into any other or different relationship and nothing in this Consulting Agreement shall be construed as creating the relationship of principal and agent, or employer and employee, between the Company and Consultant. Consultant acknowledges that, with respect to the services rendered under this Consulting Agreement: (a) he is not an employee of the Company; and (b) he is not to receive and is not entitled to receive any benefits associated with being an employee of the Company. The obligation of Consultant to the Company hereunder shall be only to accomplish the final result for which his services are intended and the Company reserves no right to direct or control the method in which the services of Consultant are to be performed.

     8. Personal Nature of Agreement: This Consulting Agreement is personal in nature and shall terminate upon the death, incapacity or inability of Consultant which substantially affects his ability to perform the services contemplated hereunder. Neither this Consulting Agreement nor any duties or obligations hereunder shall be assignable or subcontracted by Consultant without the prior written consent of the Company.

     9. Definition of Company. The term "Company" as used herein shall include NiSource Corporate Services Company, its parents and affiliates.

     10. Breach or Injurious Conduct. The Company has the right to terminate this Consulting Agreement at any time without notice if (a) Consultant breaches any provision of this Consulting Agreement; or (b) Consultant engages in conduct which in the judgment of the Chief Operating Officer or the Executive Vice President for Human Resources and Communications causes material damage to the Company.

     11. Notice. Any notice required under this Agreement shall be sent to the Company at: NiSource Corporate Services Company, 801 E. 86th Avenue, Merrillville, IN 46410 and to Jeffrey Yundt at: 259 Paul Revere Drive, Chesterton, IN 46304.

     12. Enforceability. If any action at law or in equity is brought to enforce or interpret the provisions of this Consulting Agreement, the prevailing party shall be entitled to reasonable attorneys' fees in addition to any other relief to which he or it may be entitled. The validity of this Consulting Agreement and any of its terms and provisions, as well as the rights and duties of the parties hereunder, shall be governed by the laws of the State of Indiana.

     13. Severability. In case any one or more of the provisions of this Consulting Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Consulting Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     14. Complete Agreement. This Consulting Agreement represents the complete Consulting Agreement between the Company and Consultant concerning the subject matter hereof, and supersedes all prior agreements or understandings between the parties, written or

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oral, as to the subject matter hereof. No attempted modification or waiver of any provisions of this Consulting Agreement shall be binding on either party unless in writing and signed by both Consultant and Company.

     15. Indemnity. To the fullest extent permitted by law, Consultant shall indemnify and hold harmless the Company against all claims, damages, losses (including but not limited to the loss of use of property) and expenses (including but not limited to reasonable attorneys' fees) arising out of or resulting from the performance of or failure to perform consulting services covered by this Consulting Agreement caused in whole or in part by any negligent or willful act or omission of Consultant. To the fullest extent permitted by law, NiSource shall indemnify and hold harmless the Consultant against all claims, damages, losses (including but not limited to the loss of use of property) and expenses (including but not limited to reasonable attorneys' fees) arising out of or resulting from the performance by Consultant of consulting services covered by this Consulting Agreement caused in whole or in part by any negligent or willful act or omission of Consultant.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year set forth below.


NiSource Corporate Services Company           Jeffrey W. Yundt

By: /s/ S. La Nette Zimmerman                 By: /s/ Jeffrey W. Yundt
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Dated: February 5, 2003                        Dated: February 5, 2003
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